Exhibit 99.1

News Release

Contact:	Investors: Cameron Hopewell - Managing Director, Investor Relations - (615) 263-3024 Media: Steve Owen - Managing Director, Communications - (615) 263-3107

CORECIVIC ANNOUNCES CLOSING OF $250 MILLION SENIOR SECURED TERM LOAN B

NASHVILLE, Tenn. – December 19, 2019 – CoreCivic, Inc. (NYSE: CXW) (the Company) announced today that it entered into a new $250.0 million Senior Secured Term Loan B (Term Loan). The new Term Loan bears interest at a rate of LIBOR plus 4.50%, with a 1.00% LIBOR floor, and has a five year maturity. The Term Loan will be secured by a first lien on certain specified real property assets of the Company, representing a loan-to-value of no greater than 80%. The Company can generally prepay the Term Loan at any time without premium or penalty.

The Company intends to use substantially all of the net proceeds from the Term Loan to fund a portion of the previously announced redemption of the Company’s $325.0 million in aggregate principal amount of 4.125% senior notes due 2020 (the Notes), on January 1, 2020.

About CoreCivic

The Company is a diversified government solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. We provide a broad range of solutions to government partners that serve the public good through corrections and detention management, a growing network of residential reentry centers to help address America’s recidivism crisis, and government real estate solutions. We are a publicly traded real estate investment trust and the nation’s largest owner of partnership correctional, detention and residential reentry facilities. We also believe we are the largest private owner of real estate used by U.S. government agencies. The Company has been a flexible and dependable partner for government for more than 35 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at http://www.corecivic.com/.

Forward-Looking Statements

This press release contains “forward-looking statements” regarding the Term Loan, the Company’s intended use of net proceeds of the Term Loan and the redemption of the Notes. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Important factors that could cause actual results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the Company’s subsequently filed Quarterly Reports on Form 10-Q. The Company takes no responsibility for updating the information contained in this press release

5501 Virginia Way, Brentwood, Tennessee 37027, Phone: 615-263-3000

following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

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